EXHIBIT 21

SUBSIDIARIES OF TRUMP'S CASTLE HOTEL & CASINO, INC.

   Trump's Castle Associates, L.P. (New Jersey limited partnership) -
      1% ownership

   Trump's Castle Funding, Inc. (New Jersey corporation) - wholly owned by
      Trump's Castle Associates, L.P.

SUBSIDIARIES OF TRUMP'S CASTLE ASSOCIATES, L.P.:

   Trump's Castle Funding, Inc. (New Jersey corporation)

SUBSIDIARIES OF TRUMP'S CASTLE FUNDING, INC.:

   None